Exhibit 3.1

LIMITED PARTNERSHIP AGREEMENT

of

BLACKSTONE INFRASTRUCTURE STRATEGIES L.P.

July 16, 2024

THE UNDERSIGNED are executing this Limited Partnership Agreement (this “Agreement”) for the purpose of forming a limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Act”). The parties hereto agree that immediately after the admission of one additional Limited Partner, the Initial Limited Partner shall withdraw from the Partnership, and do further hereby certify and agree as follows:

1. Name. The name of the Partnership shall be Blackstone Infrastructure Strategies L.P. The name of the Partnership may be changed from time to time by the General Partner, in its sole discretion. Such change in the name of the Partnership shall be effected by the filing of an amendment to and/or restatement of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware and such filing shall automatically amend this Agreement without any further act or consent of any other member (notwithstanding Section 19 of this Agreement).

2. Definitions. In addition to terms otherwise defined herein, the following terms are used herein as defined below.

“Event of Withdrawal of the General Partner” means an event that causes the General Partner to cease to be a general partner of the Partnership as provided in Section 17-402 of the Act.

“General Partner” means Blackstone Infrastructure Strategies Associates L.P., a Delaware limited partnership.

“Initial Limited Partner” means Paul Schlaack.

“Limited Partners” means the Initial Limited Partner and all other persons or entities admitted as additional or substitute Limited Partners pursuant to this Agreement, so long as they remain Limited Partners.

“Partners” means those persons or entities who from time to time are the General Partner and the Limited Partners.

3. Purpose. The principal purpose of the Partnership is to seek out opportunities for investment generally in equity and equity-related securities in conjunction with privately negotiated transactions. The Partnership shall have the power to engage in all activities and transactions which the General Partner deems necessary or advisable in connection with the foregoing.

4. Offices.

(a) The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the General Partner may designate to the Partners from time to time. As of the date hereof, the principal place of business and office of the Partnership is located at 345 Park Avenue, New York, New York 10154.

(b) The registered office of the Partnership in the State of Delaware shall be located at c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808. The General Partner may from time to time change the registered agent or office by an amendment to the certificate of limited partnership of the Partnership.

5. Partners. The name and business or residence address of each Partner of the Partnership, the General Partner and the Limited Partners being separately designated, are as set forth on Schedule A attached hereto.

6. Term. The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until dissolution of the Partnership in accordance with Section 14 of this Agreement.

7. Management of the Partnership.

(a) The General Partner shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware. The General Partner may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate.

(b) No Limited Partner, in his or her capacity as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership.

8. Capital Contributions. Partners shall make capital contributions to the Partnership in such amounts and at such times as they shall mutually agree.

9. Assignments of Partnership Interest.

(a) No Limited Partner may sell, assign, pledge or otherwise transfer or encumber (collectively, “Transfer”) all or any part of his or her interest in the Partnership, nor shall any Limited Partner have the power to substitute a transferee in his or her place as a substitute Limited Partner, without, in either event, having obtained the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion.

(b) The General Partner may not Transfer all or any part of its interest in the Partnership, nor shall the General Partner have the power to substitute a transferee in its place as a substitute General Partner, without, in either event, having obtained the consent of a majority in interest of the Limited Partners.

10. Withdrawal. Except as set forth in the first paragraph of this Agreement, no Limited Partner shall have the right to withdraw from the Partnership except with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing Limited Partner. The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 of the Act or otherwise. A withdrawing Partner shall remain liable for its obligations under Section 8 of this Agreement and shall remain a Partner solely for the purpose of allocating losses relating thereto.

11. Additional Limited Partners. The General Partner shall have the right to admit additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the General Partner; and in connection with any such admission, the General Partner shall have the right to amend Schedule A hereof to reflect the name and address of the admitted Limited Partner.

12. Allocations and Distributions. Distributions of cash or other assets of the Partnership shall be made at such times and in such amounts as the General Partner may determine. Except as otherwise determined by the General Partner in its sole discretion, distributions shall be made to (and profits and losses shall be allocated among) Partners pro rata in accordance with the amount of their contributions to the Partnership.

13. Return of Capital. No Partner has the right to receive, and the General Partner has absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership the assets of the Partnership shall be distributed as provided in Section 17-804 of the Act.

14. Dissolution. The Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The determination of the General Partner to dissolve the Partnership; or

(b) The occurrence of (i) an Event of Withdrawal of the General Partner or (ii) any other event causing a dissolution of the Partnership under Section 17-801 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of the General Partner described in Section 14(b)(i) hereof if (A) at the time of the occurrence of such event of withdrawal there is at least one remaining general partner of the Partnership that carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

15. Ownership and Use of Names. The Partnership acknowledges that Blackstone TM L.L.C. (“TM”), a Delaware limited liability company with a principal place of business at 345 Park Avenue, New York, New York 10154, (or its successors or assigns) is the sole and exclusive owner of the mark and name BLACKSTONE and that the ownership of, and the right to use, sell or otherwise dispose of, the firm name or any abbreviation or modification thereof which consists of or includes BLACKSTONE, shall belong exclusively to TM, which company (or its predecessors, successors or assigns) has licensed the Partnership to use BLACKSTONE in its name. The Partnership acknowledges that TM owns the service mark BLACKSTONE for various services and that the Partnership is using the BLACKSTONE mark and name on a non-exclusive, non-sublicensable and non-assignable basis in connection with its business and authorized activities with the permission of TM. All services rendered by the Partnership under the BLACKSTONE mark and name will be rendered in a manner and with quality levels that are consistent with the high reputation heretofore developed for the BLACKSTONE mark by TM and its affiliates and licensees. The Partnership understands that TM may terminate its right to use BLACKSTONE at any time in TM’s sole discretion by giving the Partnership written notice of termination. Promptly following any such termination, the Partnership will take all steps necessary to change its partnership name to one which does not include BLACKSTONE or any confusingly similar term and cease all use of BLACKSTONE or any term confusingly similar thereto as a service mark or otherwise.

16. Severability of Provisions. Each provision of this Agreement is considered separable and if, for any reason, any provision or provisions in this Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality will not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

17. Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof.

18. Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Partners and their respective legal representatives, heirs, successors and permitted assigns.

19. Amendments. This Agreement may be amended only upon the written consent of the General Partner and a majority in interest of the Limited Partners.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

21. Governing Law. This Agreement is governed by, and construed under, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

Blackstone Infrastructure Strategies Associates L.P.

By: BXISA L.L.C., its general partner

By:	/s/ Paul Schlaack
Name: Paul Schlaack
Title: Senior Managing Director

INITIAL LIMITED PARTNER:

/s/ Paul Schlaack
Name: Paul Schlaack

[Signature Page for Blackstone Infrastructure Strategies L.P. – Initial LPA]

SCHEDULE A

A.	General Partner

Name & Address

Blackstone Infrastructure Strategies Associates L.P.

345 Park Avenue

New York, New York 10154

B.	Initial Limited Partner

Name & Address

Paul Schlaack

c/o Blackstone Inc.

345 Park Avenue

New York, New York 10154